Exhibit 99.1

Aura Biosciences Reports Third Quarter 2026 Financial Results and Recent Business Highlights

Phase 3 CoMpass trial on track for topline data in 2H 2027; all participants have completed treatment visits

Established relationship with industry-leading CDMO providing designated manufacturing capacity for bel-sar

Early choroidal melanoma investor and analyst virtual event planned for December 8, 2026

Expected cash runway into 1H 2029

BOSTON, MA – November 9, 2026 – Aura Biosciences, Inc. (NASDAQ: AURA) (“Aura” or the “Company”) a clinical-stage biotechnology company developing a potentially transformative first-in-class therapy for patients with ocular cancers, today reported financial results for the third quarter ended September 30, 2026, and provided a business update.

“During the third quarter, we continued to execute against our focused ocular oncology strategy and build the operational capabilities needed for our next stage of development,” said Natalie Holles, Chief Executive Officer of Aura Biosciences. “With all treatment visits completed in the CoMpass trial, our team is focused on ensuring excellence in all elements of the bel-sar program as we advance toward topline pivotal data in the second half of next year and position bel-sar as the first potential vision-preserving front-line therapy for early choroidal melanoma.”

Recent Business Highlights

Phase 3 CoMpass Trial in Early Choroidal Melanoma

Enrollment is complete with 108 participants in the Phase 3 CoMpass trial of belzupacap sarotalocan (bel-sar) for the treatment of early choroidal melanoma, the most common primary tumor of the eye which carries an approximately 50% risk of advancing to metastatic disease. As of the third quarter of 2026, all participants have completed their treatment regimen and are in the 24-month follow-up observation period. The trial is on track to deliver topline data from the 15-month primary endpoint in the second half of 2027.

The trial is being conducted under a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA). The SPA represents alignment with the FDA on the trial design and planned analyses to support a potential Biologics License Application (BLA) of bel-sar. If successful, bel-sar would be the first approved front-line vision-preserving therapy for patients with early choroidal melanoma, providing a meaningful new treatment option where no FDA-approved drug therapies currently exist.

Additional Ocular Oncology Programs

Aura continues to advance the development of bel-sar in metastases to the choroid and cancers of the ocular surface in ongoing early clinical trials. In the first quarter of 2027, Aura expects to provide an update on both programs, including details on disease burden, trial design, and timelines to future data read-outs from these studies.

Operational Updates

During the quarter, Aura established a new supply relationship with an industry-leading contract development and manufacturing organization (CDMO) with extensive commercial experience in the manufacture of viral vector-based medicinal products. In a key element of the relationship, Aura and its CDMO partner are establishing manufacturing capacity which will be designated for bel-sar development and commercial supply production.

“We are very pleased to enter this new CDMO relationship, which we believe positions bel-sar for regulatory and commercial success as we advance toward topline data and completion of the CoMpass study,” said Susan Abu-Absi, Ph.D., Chief Operating Officer of Aura Biosciences. “Designated capacity is intended to provide us with long-term control over our production scheduling, and we look forward to working with our new partner to advance this important element of the bel-sar program.”

Upcoming Events

Aura will host an early choroidal melanoma investor and analyst virtual event on Tuesday, December 8, 2026, from 7:30-9:00 a.m. ET. Members of Aura’s management team will be joined by key opinion leader, Dr. Arun Singh, Director of the Department of Ophthalmic Oncology in the Cole Eye Institute of the Cleveland Clinic. The event will address the current treatment paradigm and unmet need, and an updated analysis of the epidemiology of early choroidal melanoma. To register for the virtual event, click here.

Aura also announced that Natalie Holles, Chief Executive Officer and President, will participate in the following upcoming investor conferences in the fourth quarter of 2026:

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Stifel 2026 Healthcare Conference on Tuesday, November 10, 2026.
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Fireside chat at 2:40 p.m. ET
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9th Annual Evercore Healthcare Conference on Tuesday, December 1, 2026.
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Fireside chat at 2:10 p.m. ET

The live webcast of the events will be available on the “Investors & Media” page under the “Events & Presentations” section of the Company’s website at https://ir.aurabiosciences.com/events-and-presentations, where a replay of the webcasts will be archived for 90 days following the presentation date.

Third Quarter 2026 Financial Results

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As of September 30, 2026, Aura had cash and cash equivalents and marketable securities totaling $297.2 million. The Company believes its current cash and cash equivalents and marketable securities are sufficient to fund its operations into the first half of 2029.

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Research and development expenses increased to $24.7 million for the three months ended September 30, 2026 from $22.2 million for the three months ended September 30, 2025, primarily due to ongoing clinical and contract research organization (CRO) costs associated with the progression of the global Phase 3 CoMpass trial of bel-sar in early choroidal melanoma.

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General and administrative expenses increased to $10.3 million for the three months ended September 30, 2026 from $5.7 million for the three months ended September 30, 2025. General and administrative expenses include $2.8 million and $1.7 million of stock-based compensation for the three months ended September 30, 2026 and 2025, respectively. The increase was primarily driven by restructuring charges recognized in accordance with the Company's organizational restructuring during the third quarter of 2026.

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Net loss for the three months ended September 30, 2026 was $32.1 million compared to $26.1 million for the three months ended September 30, 2025.

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In connection with the Company's organizational restructuring to align resources behind its ocular oncology portfolio, the Company incurred restructuring charges of approximately $4.5 million, comprised of employee termination benefits which include severance, continuation of health care benefits, and outplacement services as well as incremental stock-based compensation expense resulting from the acceleration of vesting of certain stock-based awards. The restructuring plan was completed in the third quarter of 2026.

About Aura Biosciences

Aura Biosciences is a clinical-stage biotechnology company developing bel-sar, a potentially transformative, first-in-class front-line vision-preserving therapy for patients living with ocular cancers. Bel-sar represents an entirely novel approach to treating ocular cancers via its dual mechanisms of action of acute tumor necrosis and secondary anti-tumor immune activation. The Phase 3 registration study of bel-sar in early choroidal melanoma, the largest patient segment of uveal melanoma, is fully enrolled, and earlier stage studies in metastases to the choroid and cancers of the ocular surface are ongoing. Aura's mission is to improve outcomes for patients living with ocular cancers by delivering a therapy that not only arrests tumor growth but also preserves vision and quality of life.

For more information, visit aurabiosciences.com. Follow us on X, @AuraBiosciences, and visit us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other federal securities laws. Any statements that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “endeavor,” “potential,” “continue” or the negative of such words or other similar expressions can be used to identify forward-looking statements. These forward-looking statements include express or implied statements regarding Aura’s future expectations, plans and prospects, including, without limitation, statements regarding the therapeutic potential of bel-sar; statements regarding Aura’s plans and expectations for its ongoing and future clinical trials of bel-sar in multiple oncology indications, including with respect to clinical trial initiations; statements regarding the timing and plans for the Company’s Phase 3 CoMpass trial in early choroidal melanoma, including the timing of topline data; statements regarding Aura’s expectations for an improved quality of life of patients after treatment with bel-sar and changes to the treatment paradigm for patients; statements regarding Aura’s expectations for the estimated patient populations and related market opportunities for bel-sar; statements regarding Aura’s manufacturing plans and relationships, including the establishment of designated manufacturing capacity; statements regarding the Company’s expected cash runway; and statements regarding potential strategic discussions.

The forward-looking statements in this press release are neither promises nor guarantees, and investors should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors, many of which are beyond Aura’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including, without limitation, uncertainties inherent in clinical trials and in the availability and timing of data from ongoing clinical trials; the expected timing for submissions for regulatory approval or review by governmental authorities; the risk that the results of Aura’s preclinical and clinical trials may not be predictive of future results in connection with future clinical trials; the risk that early or interim data from ongoing clinical trials may not be predictive of final data from completed clinical trials; the risk that governmental authorities may disagree with Aura’s clinical trial designs, even where Aura has obtained agreement with governmental authorities on the design of such trials, such as the Phase 3 SPA agreement with the FDA; whether Aura will receive regulatory approvals to conduct trials or to market products; whether Aura’s cash resources will be sufficient to fund its foreseeable and unforeseeable operating expenses and capital expenditure requirements; Aura’s reliance on third-party manufacturers; Aura’s ongoing and planned preclinical activities; and Aura’s ability to initiate, enroll, conduct or complete ongoing and planned clinical trials. These risks, uncertainties and other factors include those risks and uncertainties described under the heading “Risk Factors” in Aura’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission (SEC) and in subsequent filings made by Aura with the SEC, which are available on the SEC’s website at www.sec.gov/. Except as required by law, Aura disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Aura’s current expectations and speak only as of the date hereof and no representations or warranties (express or implied) are made about the accuracy of any such forward-looking statements.

Investor and Media Relations Contact:

Alex Dasalla

Head of Corporate Affairs

IR@aurabiosciences.com

Aura Biosciences, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating Expenses:
Research and development	$24,742	$22,178	$83,451	$68,403
General and administrative	10,320	5,728	34,546	17,151
Total operating expenses	35,062	27,906	117,997	85,554
Total operating loss	(35,062)	(27,906)	(117,997)	(85,554)
Other income (expense):
Interest income, including amortization and accretion income	3,017	1,815	6,514	5,087
Other income (expense)	17	(13)	172	(72)
Total other income	3,034	1,802	6,686	5,015
Loss before income taxes	(32,028)	(26,104)	(111,311)	(80,539)
Income tax provision, net	(38)	(26)	(77)	(93)
Net loss	$(32,066)	$(26,130)	$(111,388)	$(80,632)
Net loss per common share—basic and diluted	$(0.29)	$(0.40)	$(1.22)	$(1.39)
Weighted average common stock outstanding—basic and diluted	111,072,722	65,936,672	91,287,699	58,084,093
Comprehensive loss:
Net loss	$(32,066)	$(26,130)	$(111,388)	$(80,632)
Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities	(855)	57	(1,223)	(168)
Currency translation adjustment	(47)	(13)	(247)	(26)
Total other comprehensive income (loss)	(902)	44	(1,470)	(194)
Total comprehensive loss	$(32,968)	$(26,086)	$(112,858)	$(80,826)

Aura Biosciences, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$41,669	$59,515
Marketable securities	255,564	84,726
Prepaid expenses and other current assets	5,865	5,498
Total current assets	303,098	149,739
Restricted cash and deposits	768	768
Right-of-use assets—operating lease	14,560	15,828
Other long-term assets	1,167	471
Property and equipment, net	2,024	2,624
Total Assets	$321,617	$169,430
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	1,722	1,549
Short-term operating lease liability	3,316	3,243
Accrued expenses and other current liabilities	16,299	13,591
Total current liabilities	21,337	18,383
Long-term operating lease liability	12,853	14,134
Total Liabilities	34,190	32,517
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.00001 par value, 500,000,000 and 150,000,000 shares authorized at September 30, 2026 and December 31, 2025, respectively, and 103,950,771 and 63,587,777 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	1	—
Additional paid-in capital	919,897	617,433
Treasury stock, at cost, 6,922,870 shares held at September 30, 2026 and no shares held at December 31, 2025	(39,093)	—
Accumulated deficit	(591,806)	(480,418)
Accumulated other comprehensive loss	(1,572)	(102)
Total Stockholders’ Equity	287,427	136,913
Total Liabilities and Stockholders’ Equity	$321,617	$169,430